Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Trex Company, Inc. 2005 Stock Incentive Plan of our reports dated March 11, 2005, with respect to the consolidated financial statements of Trex Company, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and Trex Company, Inc. management’s assessment of the effectiveness of internal control over financial reporting of Trex Company, Inc., and the effectiveness of internal control over financial reporting of Trex Company, Inc., included therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

McLean, Virginia

May 6, 2005